EMPLOYMENT AGREEMENT

         AGREEMENT dated as of April 27, 2005 (the "Agreement") by and between Netsmart Technologies, Inc., a Delaware corporation with its principal office at 3500 Sunrise Highway, Suite D-122, Great River, New York 11739 (the "Company"), and A. Sheree Graves, residing at 236 18th Avenue S.W., St. Petersburg, FL
33705 (the "Employee").


                                   WITNESSETH:

         WHEREAS, simultaneously herewith, the Company and ContinuedLearning, LLC ("Seller") have entered into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which the Company purchased substantially all of the assets of Seller (the "Business");

         WHEREAS, pursuant to, and as a condition of, the Purchase Agreement, the Company shall employ Employee on the terms and conditions hereinafter set forth;

         WHEREAS, the Company desires to obtain the benefits of Employee's knowledge, skill and ability in connection with managing certain of the operations of the Company and the Business and to employ Employee on the terms and conditions hereinafter set forth; and

         WHEREAS, Employee desires to provide her services to the Company and to accept employment by the Company on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

         1. Employment and Duties.

                  (a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Employee as Business Unit Director of Continued Learning and Employee hereby accepts such employment. During the Term (as hereinafter defined), the Employee shall report to the Company's President, or such other executive officer as may be designated by the Company, and Employee shall perform such duties and responsibilities as are customarily associated with such position, and have such other duties and responsibilities consistent with such position as the Company may assign to Employee from time to time.

                  (b) Unless terminated earlier as provided for in Paragraph 3 of this Agreement, the term of this Agreement shall be for an initial period commencing as of the date of this Agreement and ending two (2) years from the date hereof ("Term"). The Term may be extended by the mutual written agreement of the parties, entered into prior to the end of the Term. Not later than thirty
(30) days prior to the end of the Term, the parties shall discuss the extension of the Agreement, and if agreed upon in writing, any such extension shall become an amendment to this Agreement, and the word "Term" shall be deemed to include the period of time by which the Agreement is so extended.

                  (c) During the Term, Employee agrees to devote all of Employee's business time and attention to the performance of Employee's duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company.


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         2. Compensation and Other Benefits.

                  (a) For Employee's services to the Company, the Company shall pay Employee a salary ("Salary") at the annual rate of $100,000 (One Hundred Thousand Dollars). The Salary shall be payable in such installments as the Company regularly pays its employees, but not less frequently than semi-monthly.

                  (b) Employee shall be entitled to receive a commission in an amount equal to Two Percent (2%) of all recurring revenue actually received by the Business from customers other than those listed on Schedule A hereto.

                  (c) Employee shall be entitled to receive payments of up to Three Hundred Thousand Dollars ($300,000) based upon the Business achieving each of the following recurring revenue targets during the first two years of the
Term:

        a. $50,000 in any fiscal year in which the recurring revenue equals or exceeds $700,000;
        b. $50,000 in any fiscal year in which the recurring revenue equals or exceeds $800,000;
        c. $50,000 in any fiscal year in which the recurring revenue equals or exceeds $900,000;
        d. $50,000 in any fiscal year in which the recurring revenue equals or exceeds $1,000,000;
        e. $50,000 in any fiscal year in which the recurring revenue equals or exceeds $1,100,000;
        f. $50,000 in any fiscal year in which the recurring revenue equals or exceeds $1,200,000.

                  (d) In addition to Salary, Employee shall receive three (3) weeks vacation in each calendar year. Vacation shall be pro-rated for periods of less than one calendar year. Any vacation not taken shall be forfeited.

                  (e) Employee shall be entitled to participate in all medical and other welfare plans maintained by the Company pursuant to the terms of such plans as in effect from time-to-time during the Term.

                  (f) The Company shall pay or reimburse Employee, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Employee in connection with the performance of Employee's services pursuant to this Agreement hereunder in accordance with the Company's expense reimbursement policy.

                  (g) Employee shall be entitled to participate in the Company's stock option plan, as determined by the Board of Directors of the Company, and in accordance with the participation of the Company's other managers on a similar level.

         3. Termination of Employment.

                  (a) The Employee's employment hereunder shall terminate immediately upon the death of the Employee.

                  (b) The Employee's employment may be terminated by the Employee or the Company on not less than thirty (30) days' written notice in the event of Employee's Disability. The term "Disability" shall mean any illness, disability or incapacity of the Employee which prevents Employee from substantially performing Employee's regular duties for a period of two (2) consecutive months or three (3) months, even though not consecutive, in any six
(6) month period.

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

                  (c) The Company may terminate Employee's employment, immediately and without notice, for Cause. The term "Cause" shall mean (i) a material breach by the Employee of the provisions of Paragraphs 4, 5, 6 or 8(a) of this Agreement, (ii) an act of dishonesty or deliberate misconduct, (iii) breach of trust or other action by which Employee obtains personal gain at the expense of or to the detriment of the Company, (iv) failure to perform customary duties of Employee's position following notice from the Company or (v) conviction of the Employee of any felony or any other crime.

                  (d) In the event that the Employee's employment is terminated due to her death, the Employee's estate shall be entitled to receive one-half of her Salary for the balance of the Term and any portion of the payments provided for in Section 2(c) that were accrued but unpaid at the time of Employee's death. In the event that the Employee's employment is terminated due to her Disability, Employee shall be entitled to receive her Salary through the date of termination and any portion of the payments provided for in Section 2(c) that were accrued but unpaid at the time of Employee's Disability. Except as provided in this subsection and in subsection 3(g) below, Employee or her estate, as applicable, shall not be entitled to receive any additional compensation of any nature whatsoever.

                  (e) In the event that the Employee's employment is terminated other than due to her death, Disability or for Cause the Employee shall be entitled to receive her Salary for the balance of the Term. Except as provided in this subsection and in subsection 3(g) below, Employee shall not be entitled to receive any additional compensation of any nature whatsoever.

                  (f) In the event that the Employee's employment is terminated for Cause, Employee shall be entitled to receive her Salary through the date of such termination. Except as provided in subsection 3(g) below, Employee shall not be entitled to receive any additional compensation of any nature whatsoever.

                  (g) In the event of any termination of Employee's employment, including termination for Cause, Employee shall be entitled to all rights under the Company's benefit plans which had vested as of the date of termination of such employment.

         4. Trade Secrets and Proprietary Information. Employee agrees that Employee will not, during or after the Term of this Agreement, use or disclose to any person, firm, corporation, partnership, business trust, individual or other business entity any trade secrets or proprietary information concerning the Company's or any of its subsidiaries' business, including, without limitation, their products, services, budgets, business plans, proposed products and services, marketing strategy and research and development activities; provided, that nothing in this Agreement shall be construed to prohibit Employee from using or disclosing such information if it shall become public knowledge, other than by or as a result of disclosure by a person not having a right to make such disclosure.

         5. Inventions and Discoveries. Employee agrees promptly to disclose in writing to the Company any invention or discovery made by Employee during the Term, whether during or after working hours, while using the Company's facilities, or relating to any business in which the Company or any of its subsidiaries is then engaged, or in which it or a subsidiary has advised Employee it plans to engage, or which otherwise relates to any matter or product or service dealt in by the Company or any subsidiary, or relates in any manner to the Company's or any subsidiary's businesses, and such inventions and discoveries shall be the Company's sole property. Upon the Company's request, Employee shall execute and assign to the Company all applications for copyrights and patent letters of the United States and such foreign countries as the Company may designate, and Employee shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of all exclusive rights in and to such inventions and discoveries, as well as the copyrights and/or patents. If services in connection

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with applications for copyrights and/or patents are performed by Employee at the
Company's request after the termination of his employment, the Company shall pay him reasonable compensation for such services rendered after termination of this Agreement.

         6. Covenant Not to Solicit or Compete. Employee covenants and agrees that from the date hereof and for a period of one (1) year after termination of this Agreement, Employee will not:

                  (a) engage in any business, whether as officer, employee, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless at the time of such termination or thereafter during the non-competition period the Company ceases to be engaged in such activity; or

                  (b) solicit, or advise anyone else to solicit, as an employee or consultant, anyone employed by the Company, or who is acting as a consultant to the Company at the time of the termination of Employee's employment or during the six (6) month period prior to such termination.

         7. Injunctive Relief. Employee agrees that Employee's violation or threatened violation of any of the provisions of Paragraphs 4, 5 and 6 of this Agreement shall cause immediate and irreparable harm to the Company. In the event or any breach or threatened breach of said provisions, Employee consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting such party from any violation or threatened violation of these provisions and compelling Employee to comply with these provisions. This Paragraph 7 shall not affect or limit, and the injunctive relief provided in this Paragraph 7 shall be in addition to, any other remedies available to the Company at law or in equity. In the event an injunction is issued against any such conduct by Employee, the period referred to in Paragraph 6 of this Agreement shall continue until the later of the expiration of the period set forth therein or one (1) month from the date a final judgment enforcing such provisions is entered and the time for appeal has lapsed.

         8. Miscellaneous.

                  (a) Employee represents, warrants, covenants and agrees that Employee has a right to enter into this Agreement, that Employee is not a party to any agreement or understanding, oral or written, which would prohibit performance of Employee's obligations under this Agreement, and that Employee will not use in the performance of Employee's obligations hereunder any proprietary information of any other party which Employee is legally prohibited from using.

                  (b) Any notice under the provisions of this Agreement shall be given in writing and by hand, overnight courier or messenger service, against signed receipt or acknowledgment of receipt, registered or certified mail, return receipt requested, to the parties at their respective addresses set forth at the beginning of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person or address to which notice should be sent.

                  (c) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court having jurisdiction may reduce the scope of any provision of this Agreement so that it complies with applicable law.

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

                  (d) This Agreement constitutes the entire agreement of the Company and Employee as to the subject matter hereof, superseding all prior written or prior or contemporaneous oral understanding or agreements, including any previous employment agreements, or understandings with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (e) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators, and assigns.

                  (f) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

                  (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed wholly within such State.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



         NETSMART TECHNOLOGIES, INC.                EMPLOYEE


         Name:  /s/ James L. Conway                 /s/ A. Sheree Graves
                ------------------------            ------------------------
         Title: Chief Executive Officer

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                                   Schedule A
                                   ----------

                               Existing Customers
                               ------------------



Bay-Arenac Community Mental Health              $  5,500
Cape Counseling                                 $  6,000
Chesterfield CSB                                $  7,500
City of Alexandria - MHMRS                      $  7,500
Coleman Professional Services, Inc.             $  6,000
Community Counseling Ctrs of Chicago
(C4                                             $  7,500
Community Services Group                        $ 15,000
Denali Family Services                          $  7,500
FamilyLinks                                     $  6,000
Geminus                                         $  6,000
Grafton, Inc.                                   $ 18,500
Grand Prairie Services                          $  5,000
Heritage Behavioral Health                      $  7,500
Life Management Center                          $  5,000
Meridian Behavioral Healthcare                  $ 26,000
Montcalm Center
Oaklawn Psychiatric Center, Inc.                $ 11,000
Ohio Council
Open Minds                                      $ 45,000
PALMS - JWB - Operation PAR                     $  7,500
Peak Wellness Center                            $  7,500
ProtoCall                                       $  4,500
Sacred Heart Rehabilitation                     $  5,500
Shiawassee County CMH                           $  6,000
Smoky Mountain Center                           $  3,500
Southeast, Inc.                                 $  7,500
Southlake Center for Mental Health              $  5,000
Southwest Counseling Center, Inc.               $  6,000
Spectrum of Supportive Services
Thresholds                                      $ 17,000
Tri-City Comprehensive CMHC, Inc.               $  5,000
PALMS / JWB                                     $ 60,000
Mass. Council of Human Service Providers        $150,000

               Total                            $477,500